Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Financial Results for the First Quarter of Fiscal Year 2016

•	U.S. dermatology and Latin American sales drive 37% product revenue growth
•	FDA 510k clearance for treatment of atopic dermatitis with a unique “no touch” spray gel
•	Cash as of June 30, 2015 of $8.8 million and debt free

Conference call begins at 4:30 p.m. EDT today

PETALUMA, Calif.--(July 30, 2015)--Oculus Innovative Sciences, Inc. (NASDAQ: common stock OCLS, tradeable warrants OCLSW) today announced financial results for the first quarter of fiscal year 2016, which ended on June 30, 2015. Total revenue was $3.7 million for the first quarter, up 8%, when compared to $3.4 million for the same period in fiscal year 2015. Product revenues were up 37% from the same period last year, led by increases in the United States and Mexico.

“In late 2014, after making a strategic decision to enter the dermatology market directly, we deployed a direct U.S. sales force and launched four prescription dermatology products. We are pleased to see that the benefits of expanding our presence in the dermatology market, with its strong pricing reimbursement and quick sales ramps, has resulted in significant sales growth in the United States over the last six months,” said Oculus’ CEO Jim Schutz. “We believe the growth in dermatology sales will continue as we launch new products, grow our existing product lines and hire additional sales people.”

Results for the Three Months Ended June 30, 2015

Product revenues in the United States were $787,000 for the three months ended June 30, 2015, as compared to $355,000 in the quarter ended June 30, 2014. Product revenues were up $432,000, or 122%, from the same period last year due to higher sales in dermatology and acute care products. In the quarter ending December 2014, Oculus deployed a direct sales force focused on dermatology, which has launched four new dermatology products for the treatment of atopic dermatitis, scars and surgical procedures.

Product revenue in Mexico of $1.6 million for the three months ended June 30, 2015, increased by $465,000, or 43%, when compared to the same period in the prior year. On a local currency basis, product revenue growth was 68% compared to the same period last year. This growth in sales is primarily due to the much larger sales force and distribution network of our new partner, Laboratorios Sanfer, which acquired our former Latin American partner, More Pharma, in January 2015.

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Product revenue in Europe and the Rest of the World for the quarter ended June 30, 2015, decreased by $102,000, or 15%, to $571,000 as compared to the same period in the prior year, with decreases in Europe, Middle East, Singapore and India. The decrease in Europe is the result of the 23% decline in the euro with a local currency growth of 16% for the quarter. Sales to the Middle East tend to be inconsistent.

For the three months ended June 30, 2015 and 2014, product licensing fees and royalties revenues were $447,000 and $1,049,000, respectively. The decrease is primarily related to the termination of Oculus’ agreement with its former animal health care partner.

Oculus reported gross profit related to the company’s products of $1.9 million, or 55%, of product related revenues, during the three months ended June 30, 2015, compared to a gross profit of $1.9 million, or 58%, of total product related revenues, for the same period in the prior year. Product licensing fees and royalties revenues are included in the calculation of gross profit for the quarters ended June 30, 2015 and 2014.

Total operating expenses of $4.2 million for the three months ended June 30, 2015, increased by $764,000, or 22%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the first quarter of fiscal year 2015 were $3.7 million, up $687,000, as compared to the same period in the prior year. The increase in operating expenses, minus non-cash expenses, was due to higher sales and marketing expenses in the United States with 1) additional salaries for the direct sales force in dermatology, 2) higher new product development expenses for dermatology of $125,000, and 3) a banker fee of $165,000 for the sale of Ruthigen shares. These increases were partly offset by slightly lower expenses in Mexico and Europe.

Net loss for the three months ended June 30, 2015, was $2.3 million, compared to net loss of $70,000 for the same period in the prior year. The higher net loss was due to a $1.5 million gain due to a change in the fair value of derivative liabilities recognized for the three months ended June 30, 2014, and an increase in sales and marketing costs in the United States for the three months ended June 30, 2015, as compared to the same period in the prior year.

As of June 30, 2015, Oculus had unrestricted cash and cash equivalents of $8.8 million, as compared with $6.1 million as of March 31, 2015. The company has no material debt outstanding.

Conference Call

Oculus’ management will hold a conference call today to discuss first quarter fiscal year 2016 results and answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.

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Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 82548525. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Sciences is a specialty pharmaceutical company that develops and markets solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and 39 countries around the world, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “company”). These forward-looking statements are identified by the use of words such as “believe,” “preparing,” “anticipates,” “launch,” and “create,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the company’s products will not be as large as expected, the company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the company may not meet its future capital needs, the company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2015. The company disclaims any obligation to update these forward-looking statements, except as required by law.

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Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30,	March 31,
	2015	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,752	$6,136
Accounts receivable, net	2,540	1,517
Inventories, net	1,466	1,402
Prepaid expenses and other current assets	506	592
Total current assets	13,264	9,647
Property and equipment, net	863	795
Long-term investment	–	4,538
Other assets	79	68
Total assets	$14,206	$15,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,202	$932
Accrued expenses and other current liabilities	916	782
Deferred revenue	507	769
Current portion of long-term debt	35	87
Derivative liabilities	70	11
Total current liabilities	2,730	2,581
Deferred revenue, less current portion	339	413
Total liabilities	3,069	2,994
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at June 30, 2015 and March 31, 2015, respectively	–	–
Common stock, $0.0001 par value; 30,000,000 shares authorized, 15,681,565 and 15,045,080 shares issued and outstanding at June 30, 2015 and March 31, 2015, respectively	2	2
Additional paid-in capital	159,266	157,772
Accumulated deficit	(144,553)	(142,213)
Accumulated other comprehensive loss	(3,578)	(3,507)
Total stockholders’ equity	11,137	12,054
Total liabilities and stockholders’ equity	$14,206	$15,048

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2015	2014
Revenues
Product	$2,916	$2,121
Product licensing fees and royalties	447	1,049
Service	317	222
Total revenues	3,680	3,392
Cost of revenues
Product	1,516	1,322
Service	291	164
Total cost of revenues	1,807	1,486
Gross profit	1,873	1,906
Operating expenses
Research and development	467	439
Selling, general and administrative	3,717	2,981
Total operating expenses	4,184	3,420
Loss from operations	(2,311)	(1,514)
Interest expense	–	(3)
(Loss) gain due to change in fair value of derivative liabilities	(59)	1,478
Other expense, net	30	(31)
Net loss	(2,340)	(70)
Net loss per common share: basic and diluted	$(0.15)	$(0.01)
Weighted-average number of shares used in common share calculations:
Basic and diluted	15,170	8,346
Other comprehensive loss
Net loss	$(2,340)	$(70)
Foreign currency translation adjustments	(71)	8
Comprehensive loss	$(2,411)	$(62)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands) and (Unaudited)

	Three Months Ended June 30,
	2015	2014
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(2,311)	$(1,514)
Non-cash adjustments:
Stock-based compensation	412	451
Service provider expenses settled with common stock	107
Depreciation and amortization	62	64
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(1,730)	$(999)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(2,340)	$(70)
Non-cash adjustments:
Stock-based compensation	412	451
Service provider expenses settled with common stock	107	–
Depreciation and amortization	62	64
Loss (gain) due to change in fair value of derivative instruments	59	(1,478)
Non-GAAP net loss minus non-cash expenses	$(1,700)	$(1,033)

(3) Operating expenses minus non-cash expenses:
GAAP operating expenses as reported	$4,184	$3,420
Non-cash adjustments:
Stock-based compensation	(357)	(387)
Service provider expenses settled with common stock	(107)	–
Depreciation and amortization	(12)	(12)
Non-GAAP operating expenses minus non-cash expenses	$3,708	$3,021

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, loss on impairment of investment, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.
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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Product Related Revenue Schedules

(In thousands) and (Unaudited)

	Three Months Ended June 30,
Product related revenues	2015	2014	$ Change	% Change
United States	$787	$355	$432	122%
Latin America	1,558	1,093	465	43%
Europe and Rest of the World	571	673	(102)	(15)%
	2,916	2,121	795	37%
Product license fees and royalties	447	1,049	(602)	(57)%
Total product related revenues	$3,363	$3,170	$193	6%

	Three Months Ended June 30,
Product license fees and royalties	2015	2014	$ Change	% Change
Exeltis (formerly Quinnova)	$54	$146	$(92)	(63)%
Innovacyn	20	528	(508)	(96)%
Laboratorios Sanfer (formerly More Pharma)	373	375	(2)	(1)%
Total product license fees and royalties	$447	$1,049	$(602)	(57)%